EXHIBIT 99.2
(BW)(AL-REGIONS/AMSOUTH)(RF)(ASO) Regions and AmSouth Shareholders Approve Merger
     Business Editors
     BIRMINGHAM, Ala.—(BUSINESS WIRE) — Oct. 3, 2006 — Regions Financial Corporation (NYSE: RF) and AmSouth Bancorporation (NYSE: ASO) announced today that shareholders of both companies have approved their merger.
     “This merger creates a top regional financial services provider with leading positions in some of the best markets in the United States,” said Regions Chairman, President and Chief Executive Officer Jackson W. Moore. “We are pleased that our shareholders have recognized all the benefits that this transaction has to offer.” Moore will serve as chairman of the Board of Directors for the new Regions.
     “Because AmSouth and Regions fit together so well, we will be able to provide our customers with a wider range of products and services as well as more convenient locations, which we believe ultimately will lead to greater shareholder value,” said C. Dowd Ritter, chairman, president and chief executive officer of AmSouth. Ritter will serve as president and chief executive officer of the new Regions.
     The combination of the two companies will create a bank holding company with $142 billion in assets, nearly $100 billion in deposits and nearly 2,000 branches in 16 states across the South, Midwest and Texas. Combined, the two companies employ approximately 37,000 people.
     The new Regions will rank among the top 10 U.S. bank holding companies in several important measures. The new company will be:
     — Approximately eighth largest by assets;
     — Seventh largest by number of full-service branches;
     — Seventh largest by number of ATMs; and
     — Eighth largest by market capitalization.
     AmSouth and Regions announced plans to merge in May 2006 and expect that the transaction will close in November, pending customary regulatory approvals.
     The combined company will have leading positions in some of the fastest growing markets in the United States as well as a broad, balanced mix of businesses including retail and commercial banking, trust and asset management, securities brokerage, mortgage and insurance services.
     About Regions Financial Corporation
     Regions Financial Corporation, headquartered in Birmingham, Ala., is a full-service provider of retail and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions had $86.1 billion in assets as of June 30, 2006, making it one of the nation’s top 15 banks. Regions’ banking subsidiary, Regions Bank, operates some 1,300 offices and a 1,600-ATM network across a 16-state geographic footprint in the South, Midwest and Texas. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions, which is a member of both the Forbes and Fortune 500, can be found at www.regions.com.
     About AmSouth
     AmSouth is a regional bank holding company with $54 billion in assets, more than 690 branch banking offices and 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.

     CONTACT:   Regions Financial Corp.
Media Relations:
Sonya L. Smith, 205-244-2859
sonya.smith@regions.com
or
Investor Relations:
Jenifer G. Kimbrough, 205-244-2823
jenifer.kimbrough@regions.com
or
AmSouth Bancorporation
Media Relations:
Rick Swagler, 205-801-0105
rick.swagler@amsouth.com
or
Investor Relations:
List Underwood, 205-801-0265
lunderwo@amsouth.com